Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Inseego Corp. on Form S-3 of our report dated March 12, 2019, with respect to our audit of the consolidated financial statements of Inseego Corp. as of December 31, 2018 and for the year then ended and our report dated March 12, 2019, with respect to our audit of the effectiveness of internal control over financial reporting of Inseego Corp. as of December 31, 2018 appearing in the Annual Report on Form 10-K of Inseego Corp. for the year ended December 31, 2018. We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

Philadelphia, Pennsylvania

May 9, 2019